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                                                                EXHIBIT 01-8K.2



FOR IMMEDIATE RELEASE:     March 19, 2001

CONTACTS:
Stephen R. Roark                                     Carl Thompson
President and Chief Financial Officer                Chief Executive Officer
Stan Politano                                        Carl Thompson Associates
Vice President                                       800-959-9677
Black Hawk Gaming & Development Co., Inc.
303-582-1117

                      BLACK HAWK GAMING AND DEVELOPMENT CO.
         ANNOUNCES SPECIAL COMMITTEE HAS HIRED ROBERTSON STEPHENS, INC.
                              AS FINANCIAL ADVISOR

         Black Hawk, Colorado--Black Hawk Gaming & Development Company, Inc. (Nasdaq National Market: BHWK) announced today that the Special Committee of the Board of Directors has hired Robertson Stephens, Inc. as financial advisor to the Committee. The Special Committee recently was established to review and negotiate the offer made by Jeffrey P. Jacobs to buy all the shares of the Company not currently owned by Jacobs and his affiliates for $11.00 per share in cash.

         Robertson Stephens is an international investment bank that routinely advises boards of directors and special committees of boards in matters such as those the Company currently faces. The Committee interviewed seven firms before the decision was made to engage Robertson Stephens.

         Additionally, the Special Committee has hired the law firm of Davis Graham & Stubbs LLP as its legal advisor.

         Robertson Stephens and Davis Graham & Stubbs will assist the Special Committee in evaluating Mr. Jacobs' offer so that the Committee can make an informed recommendation to the full Board of Directors of the Company and in taking such other actions as are necessary to fulfill the Committee's fiduciary duties.

         The Company also announced that a second, class action lawsuit has been filed against it as a result of Mr. Jacobs' offer. This second lawsuit is similar to the first, which was filed on February 27, 2001, in that it alleges that the offer by Mr. Jacobs is inadequate and that the transaction is designed to benefit Mr. Jacobs at the expense of the other shareholders. The Company believes the lawsuits are without merit and will vigorously defend itself against them.

         The Board believes that it has met and will continue to meet its fiduciary duties. With the formation of the Special Committee, the Board of Directors has put in place a process that will protect the interests of all shareholders and help to maximize shareholder value.

NOTE: News releases and other information about Black Hawk Gaming & Development are available at http://www.bhwk.com